Exhibit 10.2

NONCOMPETITION AGREEMENT

In recognition of your critical role as a senior executive with International Business Machines Corporation (“IBM”) and your access to IBM Confidential Information and/or IBM customer goodwill by virtue of your position, your membership on the Acceleration Team, and/or your appointment as an IBM Fellow; and/or as mutually agreed upon consideration for your promotion or hiring as a senior executive, including your eligibility for awards to be granted to you under an IBM Long-Term Performance Plan (which constitutes independent consideration for Paragraph 1(e) herein); and/or for other good and valuable consideration, you (“Employee” or “you”) agree to the terms and conditions herein of this Noncompetition Agreement (the “Agreement”). Capitalized terms not otherwise defined shall have the meaning ascribed to them in Paragraph 2.

1.         Covenants.

You acknowledge and agree that:

a)         the compensation that you will receive in connection with this Agreement, including any equity awards, cash and/or other compensation, your position as a senior executive, and/or your appointment to or continued membership on the Acceleration Team or any successor team or group (“AT”), if applicable, and/or your appointment as an IBM Fellow, if applicable, is consideration for your work at IBM, your agreement to the terms and conditions of this Agreement, and your compliance with the post-employment restrictive covenants included in this Agreement.

b)         (i) the business in which IBM and its affiliates (collectively, the “Company”) are engaged is intensely competitive; (ii) your employment by IBM and/or your membership on the AT, if applicable, and/or your role as an IBM Fellow, if applicable, requires that you have access to, and knowledge of, IBM Confidential Information, including IBM Confidential Information that pertains not only to your business or unit, but also to the Company’s global operations; (iii) you are given access to, and develop relationships with, customers of the Company at the time and expense of the Company; and (iv) by your training, experience and expertise, your services to the Company are, and will continue to be, extraordinary, special and unique.

c)         (i) the disclosure of IBM Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the business of the Company; and (ii) you will keep in strict confidence, and will not, directly or indirectly, at any time during or after your employment with IBM, disclose, furnish, disseminate, make available, rely on or use, except in the course of performing your duties of employment with IBM, any IBM Confidential Information or any other trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how you may have acquired such information.

d)         (i) IBM Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by the Company and/or you, is owned by the Company; (ii) IBM Confidential Information includes, but is not limited to, information that derives independent economic value from not being generally known to or readily ascertainable through proper means by others who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain the secrecy of such information; (iii) IBM Confidential Information includes, but is not limited to, information that constitutes a trade secret of the Company; and (iv) the retention, disclosure and/or use of such IBM Confidential Information by you during or after your employment with IBM (except in the course of performing your duties and obligations to the Company) shall constitute a misappropriation of the Company’s trade secrets.

e)         during your employment with IBM and for twelve (12) months following the termination of your employment either by you or by IBM: (i) you will not directly or indirectly, within the Restricted Area, Engage in or Associate with (a) any Business Enterprise or (b) any competitor of the Company, if performing the duties and responsibilities of such engagement or association could result in you (1) intentionally or unintentionally using, disclosing, or relying upon IBM Confidential Information to which you had access by virtue of your job duties or other responsibilities with IBM or (2) exploiting customer goodwill cultivated in the course of your employment with IBM; however, in the event that your employment with IBM is terminated by IBM as a direct result of a resource action or similar restructuring action and not for Cause, the post-employment restriction in this clause will not apply; and (ii) you will not directly or indirectly solicit, for competitive business purposes, any actual or prospective customer of the Company which you were directly or indirectly involved with or exposed to confidential information about as part of your job responsibilities during the last twelve (12) months of your employment with IBM.

f)          during your employment with IBM and for two (2) years following the termination of your employment either by you or by IBM for any reason, you will not directly or indirectly, within the Restricted Area, hire, solicit or make an offer to, or attempt to or participate or assist in any effort to hire, solicit, or make an offer to, any Employee of the Company to be employed or to perform services outside of the Company.

2.         Definitions.

The following terms have the meanings provided below.

a)         “Business Enterprise” means any entity that engages in, or owns or controls an interest in any entity that engages in, competition with any business unit or division of the Company in which you worked at any time during the three (3) year period prior to the termination of your employment.

b)         “Cause” means, as reasonably determined by IBM, the occurrence of any of the following: (i) embezzlement, misappropriation of corporate funds or other material acts of dishonesty; (ii) commission or conviction of any felony or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor (other than a minor traffic violation or other minor infraction); (iii) engagement in any activity that you know or should know could harm the business or reputation of the Company; (iv) failure to adhere to the Company’s corporate codes, policies or procedures; (v) a breach of any covenant in any employment agreement or any intellectual property agreement, or a breach of any other provision of your employment agreement, in either case if the breach is not cured to the Company’s satisfaction within a reasonable period after you are provided with notice of the breach (no notice and cure period is required if the breach cannot be cured); (vi) failure by you to perform your duties or follow management direction, which failure is not cured to the Company’s satisfaction within a reasonable period of time after a written demand for substantial performance is delivered to you (no notice or cure period is required if the failure to perform cannot be cured); (vii) violation of any statutory, contractual or common law duty or obligation to the Company, including, without limitation, the duty of loyalty; (viii) rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; or (ix) acceptance of an offer to Engage in or Associate with any business which is or becomes competitive with the Company; provided, however, that the mere failure to achieve performance objectives shall not constitute Cause.

c)         “Employee of the Company” means any employee of the Company who worked within the Restricted Area at any time in the twelve (12) month period immediately preceding any actual or attempted hiring, solicitation or making of an offer.

d)         “Engage in or Associate with” includes, without limitation, engagement or association as a sole proprietor, owner, employer, director, partner, principal, joint venturer, associate, employee, member, consultant, or contractor. The phrase also includes engagement or association as a shareholder or investor during the course of your employment with IBM, and includes beneficial ownership of five percent (5%) or more of any class of outstanding stock of a Business Enterprise or competitor of the Company following the termination of your employment with IBM.

e)         “IBM Confidential Information” is any information of a confidential or secret nature that is disclosed to you, or created or learned by you, that relates to the business of the Company, including but not limited to trade secrets. Examples of IBM Confidential Information include, but are not limited to: the Company’s formulae, patterns, compilations, programs, devices, methods, techniques, software, tools, systems, and processes, the Company’s selling, manufacturing, and servicing methods and business techniques, implementation strategies, and information about any of the foregoing, the Company’s training, service, and business manuals, promotional materials, training courses, and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information, client data, global strategic plans, marketing plans, information about the Company’s management techniques and management strategies, information regarding long-term business opportunities, information regarding the development status of specific Company products, assessments of the global competitive landscape of the industries in which the Company competes, plans for investment in or acquisition, divestiture or disposition of products or companies or business units, expansion plans, financial status and plans, compensation information, and personnel information.

f)          “Restricted Area” means any geographic area in the world in which you worked or for which you had job responsibilities, including supervisory responsibilities, during the last twelve (12) months of your employment with IBM. You acknowledge that IBM is a global company and that the responsibilities of certain IBM employees, including, without limitation, AT members, are global in scope.

3.         Acknowledgements.

You acknowledge that a mere agreement not to disclose, use or rely on IBM Confidential Information after your employment by IBM ends would be inadequate, standing alone, to protect IBM’s legitimate business interests. You acknowledge that disclosure of, use of, or reliance on IBM Confidential Information, whether or not intentional, is often difficult or impossible for the Company to detect until it is too late to obtain any effective remedy. You acknowledge that the Company will suffer irreparable harm if you fail to comply with Paragraph 1 or otherwise improperly disclose, use, or rely on IBM Confidential Information. You acknowledge that the restrictions set forth in Paragraph 1 are reasonable as to geography, scope and duration.   You acknowledge that you have the right to consult with counsel prior to signing this Agreement.

4.         Injunctive Relief.

You agree that the Company would suffer irreparable harm if you were to breach, or threaten to breach, any provision of this Agreement and that the Company would by reason of such breach, or threatened breach, be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond, and you further consent and stipulate to the entry of such injunctive relief in such a court prohibiting you from breaching, or further breaching, this Agreement. This Paragraph shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

5.         Severability.

In the event that any one or more of the provisions of this Agreement shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, geographic scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law. Furthermore, a determination in any jurisdiction that this Agreement, in whole or in part, is invalid or unenforceable shall not in any way affect or impair the validity or enforceability of this Agreement in any other jurisdiction.

6.         Headings.

The headings in this Agreement are inserted for convenience and reference only and shall in no way affect, define, limit or describe the scope, intent or construction of any provision hereof.

7.         Waiver.

The failure of IBM to enforce any terms, provisions or covenants of this Agreement shall not be construed as a waiver of the same or of the right of IBM to enforce the same. Waiver by IBM of any claim for breach or default by you (or by any other employee or former employee of IBM) of any term or provision of this Agreement (or any similar agreement between IBM and you or any other employee or former employee of IBM) shall not operate as a waiver of any other claim for breach or default.

8.         Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon IBM, any successor organization which shall succeed to IBM by acquisition, merger, consolidation or operation of law, or by acquisition of assets of IBM and any assigns. You may not assign your obligations under this Agreement.

9.         Disclosure of Existence of Covenants.

You agree that while employed by IBM and for two (2) years thereafter, you will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which you intend to be employed by, associated with or represent, prior to accepting such employment, association or representation.

10.       Notice to IBM of Prospective Position.

You agree that if, at any time during your employment or within twelve (12) months following the termination of your employment with IBM, you are offered and intend to accept a position with any person, firm, association, partnership, corporation or other entity other than the Company, you will provide the Senior Vice President & Chief Human Resources Officer for IBM Corporation with two (2) weeks’ written notice prior to accepting any such position. This two (2) weeks’ written notice is separate from any other notice obligations you may have under agreements with IBM. If for any reason you cannot, despite using your best efforts, provide the two (2) weeks’ written notice prior to accepting any such position, you agree that you will provide two (2) weeks’ written notice prior to commencing that new position. You acknowledge and agree that a two (2) week written notice period is appropriate and necessary to permit IBM to determine whether, in its view, your proposed new position could lead to a violation of this Agreement, and you agree that you will provide IBM with such information as IBM may request to allow IBM to complete its assessment (except that you need not provide any information that would constitute confidential or trade secret information of any entity other than the Company). During the notice period required by this Paragraph, IBM may choose, in its sole discretion, to limit your duties in your position with IBM and to restrict your access to IBM’s premises, systems, products, information, and employees. IBM is committed to protect its trade secrets and other confidential and proprietary information, and will take all necessary and appropriate steps to do so. You agree to cooperate with IBM in good faith to ensure that its trade secrets and other confidential and proprietary information are not disclosed, either intentionally or inadvertently.

11.       No Oral Modification.

This Agreement may not be changed orally, but may be changed only in a writing signed by the Employee and a duly authorized representative of IBM.

12.       Entire Agreement.

Although this Agreement sets forth the entire understanding between the Employee and IBM concerning the restrictive covenants herein, this Agreement does not impair, diminish, restrict or waive any other restrictive covenant, nondisclosure obligation or confidentiality obligation of the Employee to the Company under any other agreement, policy, plan or program of the Company. Nothing herein affects your rights, immunities or obligations under any federal, state or local law, including under the Defend Trade Secrets Act of 2016, as described in the Company’s Business Conduct Guidelines, or prohibits you from reporting possible violations of law or regulation to a government agency, as protected by law. The Employee and IBM represent that, in executing this Agreement, the Employee and IBM have not relied upon any representations or statements made, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement.

13.       Governing Law and Choice of Forum.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of law rules. The parties agree that any action or proceeding with respect to this Agreement shall be brought exclusively in the state and federal courts sitting in New York County or Westchester County, New York. The parties agree to the personal jurisdiction thereof, and irrevocably waive any objection to the venue of such action, including any objection that the action has been brought in an inconvenient forum. Notwithstanding this Paragraph, (a) if you are, and have been for at least 30 (thirty) days immediately preceding, a resident of or an employee in Massachusetts at the time of the termination of your employment with IBM, the law of Massachusetts shall apply to this Agreement, and (b) if you reside in Massachusetts, and have resided for at least 30 (thirty) days immediately preceding, at the time of the termination of your employment with IBM, any action or proceeding with respect to this Agreement may be brought in the county where you reside.

[INSERT EMPLOYEE NAME HERE]		INTERNATIONAL BUSINESS MACHINES CORPORATION

By:		By:
(Employee Signature)			Nickle LaMoreaux
Senior Vice President & Chief Human
Resources Officer

Employee Serial No.	Date